UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K



                              CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): February 11, 1998

                            TRANS ENERGY, INC.
          (Exact Name of Registrant as Specified in its Charter)



  NEVADA                      0-23530            93-0997412
State or Other              (Commission        (IRS Employer
Jurisdiction)               File Number)         Identification
                                                   Number)

     210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170 (Address of Principal Executive Offices and Principal Place of Business)

Registrant's Telephone Number, Including Area Code: (304) 684-7053

                                 FORM 8-K


Item 1.  Change in Control of Registrant.

     See Item 5 below.

Item 2.  Acquisition or Disposition of Assets.

     See Item 5 below.

Item 5.  Other Events

     On February 11, 1998, Trans Energy, Inc. (the "Company") entered into a Letter of Intent with Natural Gas Technologies, Inc. ("NGT") which memorializes the agreement in principle between the parties to enter into a merger transaction. Under the terms of the proposed merger, NGT, a Texas based oil and gas development company, will merge with and into the Company with the Company being the surviving corporate entity. The Company will issue approximately 16,989,645 shares of its authorized but previously unissued common stock to the shareholders of NGT in exchange for their NGT share. As a result of the merger, the current NGT shareholders will own approximately 75% of the combined entity.

     The merger is subject to the approval of the Company's shareholders and the Company is presently preparing to hold a meeting of its shareholders within the next several weeks. The Company intends to prepare a joint proxy statement and a registration statement pursuant to Form S-4 to register the securities to be issued under the terms of the merger. Following the completion of the merger, the Company will have oil and gas properties and production in the Appalachian, Rocky Mountain and Permian basins. Pending finalization of the merger, both the Company and NGT will continue to be operated in the ordinary course of business as separate entities. During this period, Loren E. Bagley, President of the Company and Mike Stewart, Vice President of NGT shall act as a special operating committee to coordinate all significant operations of the Company and NGT.

Item 7.  Financial Statements and Exhibits.

     Financial statements required under this Item 7 will be filed upon completion but no later than sixty (60) days from the date this report is filed as provided in Item 7(a)(4).

     (c)  Exhibits included herewith:

               Exhibit 2.1    Letter of Intent

                                SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             TRANS ENERGY, INC.



Date:  February 20, 1998           By       /S/ Loren E. Bagley
                                        LOREN E. BAGLEY, President,
                                        Chief Executive Officer and
                                        Principal Financial Officer